Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of The Alpine Group Inc. No. 333-60073, 333-00301, 33-30246, 33-53434, 33-81996 and 33-63819 on Form S-3 and No. 333-16703, 33-62544 and 333-60071 on Form S-8, of our report dated March 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles) appearing in the Annual Report on Form 10-K of The Alpine Group, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Indianapolis, IN
March 31, 2005